Exhibit 99.1
Event ID:   2146985
Culture:   en-US
Event Name: Chesapeake Energy Corporation Shareholder Meeting
Event Date: 2009-06-12T15:00:00 UTC

C: Aubrey McClendon; Chesapeake Energy Corporation; Chairman, CEO
C: Jennifer Grigsby; Chesapeake Energy Corporation; SVP, Treasurer, Corporate Secretary
P: Don Hager; Inspector of Elections
P: Ryan DeArman; Gerald Armstrong; Representative
P: Michael Couch; Sheet Metal Workers National Pension Fund; Representative
P: Jonalu Johnstone; New York City Pension Fund; Representative
P: Don Hase; Shareholder
P: Jan Fersing; Shareholder
P: Bob Rader; Shareholder
P: Rosalee Bridge;Shareholder
P: Gary Parsons;Shareholder
P: Ralph Eads;Shareholder
P: Rob Braver; Shareholder
P: Steve Miller;Chesapeake Energy Corporation; SVP-Drilling

+++ presentation
Aubrey McClendon: Good morning, and will the meeting please come to order? Thank you. I extend a warm welcome to each and every one of you here. My name is Aubrey McClendon, and I'm the Chairman and CEO of Chesapeake Energy Corporation. On behalf of the Board of Directors and Officers of Chesapeake, I would like to thank you for attending our 2009 Annual Meeting of Shareholders.

This is our 17th Annual Meeting of Shareholders. And I very much appreciate the large turnout that we've had today, and appreciate each and every one of you taking the time to be here. I'll now ask that Jennifer Grigsby, our Corporate Secretary, begin recording the proceedings.

At this time, I'd like to publicly recognize the Board of Directors, who have been active and engaged in their representation of shareholders and in their oversight of management during the past 16 years. Allow me to introduce them in alphabetical order; Dick Davidson, Burns Hargis, Frank Keating, Breene Kerr, Charlie Maxwell, Pete Miller, Don Nickles, and Fred Whittemore.

As you know from our Proxy Statement filings, this is Breene Kerr's last annual meeting as a Director of the company. Along with Fred Whittemore, Breene is one of our only two remaining five original outside Directors. He joined our Board as an Advisory Director in 1992, and then became a full Director upon our IPO in 1993.

Breene has served as Chairman of the Audit Committee since 1993, and has handled the challenging and time-consuming responsibilities of this job with a steady hand and without complaint and, I might add, without extra combat pay as well. His leadership has been much appreciated by all of his colleagues on the Board. Thank you, Breene, for your dedication and commitment to Chesapeake over the past 17 years.

Next, I'd like to introduce the members of Chesapeake's Management Team who are with us today. Please stand as I call your name. Marc Rowland? Marc is our Executive Vice President and Chief Financial Officer. Steve Dixon? Steve is our Executive Vice President of Operations and our Chief Operating Officer. Doug Jacobson? Doug is our Executive Vice President of Acquisitions and Divestitures.

Martha Burger; Martha is our Senior Vice President of Human and Corporate Resources. Jeff Fisher? Jeff is our Senior Vice President of Production. Jennifer Grigsby? Jennifer is our Senior Vice President, Treasurer, and Corporate Secretary. Henry Hood? Henry is our Senior Vice President of Land and Legal, and our General Counsel. Jim Johnson? Jim is not here this morning. Jim is our President of Chesapeake Energy Marketing, Inc.

Mike Johnson? Mike is our Senior Vice President, Controller, and Chief Accounting Officer. Steve Miller? Steve Miller is our Senior Vice President of Drilling. Jeff Mobley; Jeff is our Senior Vice President of Investor Relations and Research. Cathy Tompkins? Cathy Tompkins is our Senior Vice President of Information Technology, and she is our Chief Information Officer.

And the newest addition to our Senior Management Team, attending his very first Annual Meeting, is Mike Stice. Mike joins us from ConocoPhillips, and is our Senior Vice President of Natural Gas Projects. He also serves as President and Chief Operating Officer of Chesapeake Midstream Partners. Mark Lester, our Executive Vice President of Exploration, and Tom Price, our Senior Vice President of Corporate Development, are out of town today and cannot be with us.

I'd like to now introduce several Chesapeake employees who are here who have working very hard behind the scenes to make sure that this meeting functions smoothly. Those people are Amy Sanders, Monica Stroman, Anita Brodrick, Linda Wong, Linda Gardner, Autumn Still, Emily Blaschke, Alyse Fryer, David Griffith, Pam Ford, Ralph Ball, and Tony Blasier. These ladies and gentlemen have been working very hard over the past several months, and I very much appreciate them getting this all ready for this meeting.

I'd now like to introduce our auditors from PricewaterhouseCoopers. Mr. John Brady; John is our new Engagement Partner. Mr. Martin Fiscus; Martin is our former Engagement Partner. Ms. Nicole Wier; Nicole is our Engagement Manager. And then finally, Ms. Martha Carnes; Martha is PWC's US Energy Assurance Leader. That means she's a big deal at PWC, and we are proud that she's with us today. Thank you, Martha.

PWC has honorably and faithfully served the company's shareholders since our IPO in 1993, and we appreciate their attendance at today's meeting. I'd also like to introduce our Inspector of Elections, Mr. Don Hager.

And now, I'd like to turn the meeting over to Jennifer Grigsby.

Jennifer Grigsby: Good morning. This meeting is held pursuant to Notice of Meeting, Proxy Statement, and Proxy mailed on or about May 13, 2009. A list of shareholders entitled to vote at this meeting has been available at the company's headquarters for the past ten days, and is also available at this meeting for examination by any shareholder desiring to do so.

All documents concerning the call and notice of this meeting will be filed with the records of this meeting. We are informed by Mr. Hager that there are now present at the meeting in person or by proxy a total of 525,039,930 shares of common stock entitled to vote, representing approximately 87% of all outstanding common stock of the company and therefore, a quorum is present.

Aubrey McClendon: Thank you, Jennifer. With a quorum present, I hereby declare the 2009 Annual Meeting of Chesapeake Energy Corporation properly and legally convened, and ready to transact business. However, before we proceed with the formal business of the meeting, I would like you to know that as in past years we will have a question and answer session after the business portion of the meeting.

However, I do need you to understand that our legal counsel has limited our ability to answer questions that may involve areas included in pending litigation. If I cannot answer a question that you've asked because of these restraints, I must ask in advance for your cooperation and understanding of this legal situation.

In addition, I would like to remind you that we've already answered many of the questions that we have recently seen discussed in the press by virtue of our extensive 8-K filed on January 7 with the SEC, our disclosures in the Proxy Statement that preceded this meeting, and finally, our April 30th letter to the Daily Oklahoman by our General Counsel, Henry Hood. All of these documents are available on our website.

If you've not read them before, I highly recommend that you do so, and believe that they should address your questions. Nevertheless, if you do have questions today that you would like to ask, all I request is that you save them for the Q&A session, which will follow my slideshow and I'll be delighted to answer them at that time.

Ballots are available for the matters that will be voted on today.  Shareholders who have voted by proxy do not need to cast ballots today unless they wish to change their vote on their proxy.  Please raise your hand if you need a ballot.  OK, several people do, we will wait for them to get ballots.  Mr. Don Hager has been appointed Inspector for the meeting and has taken the Inspector’s oath.  The polls for the matters to be voted on at this meeting will now open at 10:09 AM on June 12, 2009.

The first item of business is the election of Directors. The company's Directors are elected for staggered three-year terms. Dick Davidson, Burns Hargis, and Charlie Maxwell are standing for election this year for terms expiring in 2012. Information about Dick, Burns, and Charlie is in the Proxy Statement. No additional nominations may be made at this time, so I declare nominations to be closed. The motion to elect the nominees as Directors for terms expiring in 2012 is now before the meeting. The Inspector should now tabulate the vote for election of our Directors.

The next item of business is a proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized common shares. The motion to approve an amendment to the Certificate of Incorporation is now before the meeting. The Inspector should now tabulate the vote for the approval of this motion.

The next item of business is a proposal to approve an amendment to our long-term incentive plan. The motion to approve an amendment to the long-term incentive plan is now before the meeting. The Inspector should now tabulate the vote for approval of this motion.

The next item of business is a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The motion to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 is now before the meeting. The Inspector should now tabulate the vote for this motion.

The next item of business is the consideration of a shareholder proposal regarding the annual election of Directors. The shareholder proposal and its supporting statement are included in the Proxy Statement. The proposal has been submitted by Mr. Gerald R. Armstrong, and Mr. Armstrong has authorized Mr. Ryan DeArman to serve as his representative to comment on the resolution.

Mr. DeArman, you may now make your statement.

Ryan DeArman: Good morning.

Aubrey McClendon: Good morning.

Ryan DeArman: I'm in the process of losing my voice, so let's hope I get through this. My name is Ryan DeArman. I represent shareholder Gerald Armstrong of Denver, Colorado. Some of you may remember me from last year when I presented the same proposal, which reads as follows. Resolved that the shareholders of Chesapeake Energy Corporation request its Board of Directors to take the steps necessary to eliminate classification of the terms of the Board of Directors to require that all Directors stand for election annually.

The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected Directors. In support of the proposal, Mr. Armstrong notes that 61% of votes cast last year voted in favor of this proposal. However, the Board failed to begin the process of adopting.

Mr. Armstrong believes the election of Directors is the strongest way that shareholders can influence the Directors of any corporation. Currently the Board is divided into three classes, with each class serving three-year terms; because of this, only one-third of the Directors are elected each year, thus reducing accountability.

Please note Mr. Armstrong's emphasis is on accountability, accountability, and accountability. Accountability is where Mr. Armstrong believes the Board has already failed. The members of the Board are apparently so entrenched that they disregarded sound and ethical business practices and allowed the Chairman to place his stock ownership in a margin account where he was forced to sell 90% of his shares when the market price of Chesapeake stock collapsed.

The Board members then rewarded him with a well cost incentive award, stock awards worth $20 million, and continued use of the corporate aircraft for personal purposes, creating total compensation of $100 million, making him the highest paid executive in our country. The Directors are also among the highest paid in the country, as well. Some were compensated more than three quarters of a million dollars in 2008.

This compensation is excessive, and has been brought about by the lack of independence and accountability of the Board; something that can be rectified by Mr. Armstrong's proposal.

The Directors may argue that they need and deserve continuity. They should be aware that continuity in tenure may be best assured in the performance as Directors as exemplary, and as being beneficial to the best interest of the shareholders. Management's argument against the proposal states that only 45% of outstanding shares voted for this proposal last year.

However, the fact remains that of those who actually voted, 61% voted for it. The Board should recognize in accountability matters, that while the results did not legally bind the Board to present an amendment, the Board should respect the majority vote of the shareholders. Accountability and independence do matter.

In 2009, Mr. Armstrong's proposal has been adopted by AGL Resources, FNB Corporation, Lubrizol, South Jersey Industries, and Piedmont Natural Gas company. In each of these cases, Mr. Armstrong was pleased to withdraw his proposal upon its adoption.

As a proposal, Mr. Armstrong's proposal has been passed at Sterling Bank Shares, Cisco Corporation, Harleysville National Corporation, Bill Barrett Corporation, TECO Energy Corporation, NBT Bank Corp and Newcore Corporation all off on the presentation and proposal from Mr. Armstrong. Questar Corporation, another New York Stock Exchange listed corporation specializing in natural gas exploration, adopted it in it their Annual Meeting this year after Mr. Armstrong's proposal was approved by shareholders last year.

Mr. Armstrong, in closing, would like to note that the cover of the annual report shows core samples and describes them as powerful assets. He would like powerful, independent, and accountable Directors with enough guts to declare themselves as independent to replace the Directors' complacency with accountability and to terminate the employment of the Chairman.

Aubrey McClendon: Mr. DeArman, I appreciate your statement, and the shareholder proposal regarding the annual election of Directors is now before the meeting. Your Board of Directors recommends a vote against this shareholder proposal for the reasons stated in the Proxy Statement. The Inspector should now tabulate the vote for the shareholder proposal.

The next item of business is the consideration of a shareholder proposal regarding a majority voting standard for Director Elections. The shareholder proposal and its supporting statement are included in the Proxy Statement for this meeting. This proposal has been submitted by the Sheet Metal Workers National Pension Fund, which has authorized Mr. Michael Couch to serve as its representative and to comment on the resolution.

Mr. Couch, you may now make your statement.

Michael Couch: Thank you, Mr. Chairman. I am Michael Couch, representing the Sheet Metal Workers National Pension Fund. We, along with the Building and Trade Pension Funds throughout the United States and Canada, have over $200 billion in asset management. Together, our funds hold over 750,000 shares in our company, and are committed long-term shareowners.

We believe that the most fundamental right of shareowner rights is the ability to elect the Board of Directors. Shareowners elect Directors to serve as fiduciaries to oversee management and to work with management to develop a company's strategic plans. We feel strongly that our company's Director Election System is in need of reform. Our company presently uses the plurality vote system.

Under this standard, shareowners can vote for a nominee or vote to withhold their vote. Only the for votes are legal votes; the withhold votes are merely symbolic. This means that a Director nominee can be elected or re-elected, even when a majority of shareowners oppose the nominee.

We have submitted this shareowner proposal because Directors, as shareowners' elected representatives, should be required to get at least a majority of the votes cast in order to be elected to the Board. Our proposal does not limit the judgment of the Board in crafting the requested change.

It requests and recognizes that the Board should address the status of incumbent Directors who failed to receive a majority vote when standing for re-election. We also recognize that a plurality vote standard can be appropriate in those rare instances when there is a contested election. Our company has adopted a corporate governance policy that requires a Director nominee who receives a majority of withhold votes to tender his or her resignation to the Board for consideration.

We believe this policy is inadequate because it is based on continued use of the plurality vote standard, and would allow Director nominees to be legally elected despite only minimal shareholder support. Majority voting for Directors is an issue whose time has come.

Over the past year, majority voting has gained tremendous momentum as a key corporate governance reform with over 300 leading companies, including Hewlett-Packard, Pfizer, General Electric, Morgan Stanley, Wal-Mart, Home Depot, Bank of America, ConocoPhillips, CBS, and Verizon adopting a majority vote standard. We urge our company to do likewise. A majority vote standard will make elections more meaningful and help protect shareowners' rights.

For those reasons, we offer the following resolution for shareowners' consideration and support. Be it resolved that the shareholders hereby request that the Board of Directors initiate the appropriate process to amend the core company's governance documents, Certificate of Incorporation or bylaws to provide that Director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders with the plurality vote standard retained for contested Director elections; that is, when the number of Director nominees exceed the number of Board seats.

Thank you, Mr. Chairman, for the opportunity to present this information.

Aubrey McClendon: You are welcome, Mr. Couch. Thank you for your statement. The shareholder proposal regarding a majority voting standard for Director elections is now before the meeting. Your Board of Directors recommends a vote against the shareholder proposal for the reasons stated in the Proxy Statement. The Inspector should tabulate now the vote for the shareholder proposal.

The next item of business is a consideration of a shareholder proposal regarding the company's Non-Discrimination Policy. The shareholder proposal and its supporting statement are included in the Proxy Statement for this meeting. The proposal has been submitted by the Office of the Comptroller of New York City, which has authorized the Reverend Jonalu Johnstone to serve as the representative and to comment on the resolution.

Ms. Johnstone, you may now make your statement.

Jonalu Johnstone: Mr. Chairman, fellow shareholders, my name is Jonalu Johnstone. I serve as one of the Ministers of First Unitarian Church here in Oklahoma City. But I am here today on behalf of the New York City Pension Fund to introduce the resolution calling on our company to strengthen its policies against employment discrimination on the basis of sexual orientation and gender identity.

The New York City Pension Fund, holders of 1,810,903 shares of Chesapeake Energy, believes that companies have a competitive advantage in recruiting and retaining employees from the widest possible talent pool, and that discrimination based on non job-related criteria can lead to less efficient business operations.

Over the past several years, a number of major US companies have agree to adopt the anti-discrimination principles presented in our resolution, which include formal commitments to bar discrimination based on gender identity, as well as sexual orientation, and also require that there shall be no discrimination in the allocation of employee benefits on the basis of these criteria.

This is an issue, I think, we're facing more and more in the Oklahoma City area, as we're learning that widening our arms to diverse populations enriches our lives and our economy. The New York City Pension Funds believes that Chesapeake Energy should join with these companies in supporting both human rights and more efficient business operations. And I, on their behalf, therefore submit the resolution to prohibit discrimination based on sexual orientation and gender identity that are found in your Proxy materials.

Aubrey McClendon: Thank you. I appreciate your statement, as well. I would like to publicly state that the company is very much in favor of diversity and in our hiring practices, and already follow non-discrimination on the basis of sexual orientation.

The shareholder proposal regarding the company's non-discrimination policy is now before the meeting. Your Board of Directors recommends a vote against the shareholder proposal for the reasons stated in the Proxy Statement. The Inspector should now tabulate the vote for this shareholder proposal.

If there is nothing further, the next item of business is the report of the Inspector. At 10:23 AM today, June 12, 2009, the polls are closed for the matters voted upon at this meeting. Any votes that have not been included in this preliminary report will be included in the summary of the results of the annual meeting in the second quarter Form 10-Q, which we expect to file with the Securities and Exchange Commission on or before August 10, 2009.

I will now ask that Mr. Hager give us the preliminary report of the Inspector.

Don Hager: The preliminary report of the Inspector indicates that nominees for the Board of Directors have been elected. Misters Davidson, Hargis, and Maxwell each received affirmative votes receiving 70% -- between 70% and 84% of the votes cast.

The preliminary report of the Inspector indicates that the proposal to approve an amendment to the company's Certificate of Incorporation has been approved. Shareholders representing 68% of the shares outstanding voted for the approval of the amendment.

The preliminary report of the Inspector indicates that the proposal to approve an amendment to the long-term incentive plan has been approved. Shareholders representing 82% of the votes cast voted for the approval of the amendment.

The preliminary report of the Inspector indicates that the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2009 has been approved. Shareholders representing 95% of the votes cast voted for the ratification of PWC.

The preliminary report of the Inspector indicates that the shareholder proposal regarding annual election of Directors received affirmative votes representing 59% of the shares outstanding. The preliminary report of the Inspector indicates that the shareholder proposal regarding a majority standard for Director elections received affirmative votes representing 53% of the shares outstanding.

The preliminary report for the Inspector indicates that the shareholder proposal regarding the company's non-discrimination policy received affirmative votes representing 26% of the shares outstanding.

Aubrey, this completes the preliminary report.

Aubrey McClendon: Thank you, Don. I appreciate your fine work today. With this report, the formal portion of our meeting is now adjourned. And I think if we dim the lights a little bit, we will -- if you will bear with me, we will work through a slideshow that I prepared for you today, and then we'll go to questions and answers.

It was referenced that we do have core samples on the cover of our annual report, and we do feel like we have the most powerful assets in the industry. We start with the Barnett Shale, the Fayetteville Shale, the Marcellus Shale, and the Haynesville Shale. By the way, these cores were all taken from Chesapeake operated wells, and were analyzed at our one-of-a-kind Reservoir Technology Center on our campus here in Oklahoma City.

So let's take a look at the company today. We are a leading independent of natural -- producer of natural gas. Last year we were, in fact, the largest producer of natural gas among independents. We came in second overall to British Petroleum, largely as a result of assets that we sold BP. We fully intend to end 2009 as the largest producer of natural gas in the US.

We remain the most active driller in the country. Today, Chesapeake is drilling one out of every eight new natural gas wells drilled in the US, or roughly 12%. We produce just under 4% of the nation's natural gas. So we're doing more than our fair share to go out and find new reserves of natural gas for our economy.

Consistent production growth; we've been a company now for 19 years, and every year we've been able to increase our production. As I mentioned, I think we have the best assets in the business. I'll talk more about this later. We were early to recognize the potential of shale gas, and jumped on that earlier than any other company.

Today, we have 12 trillion cubic feet of proved reserves, and approximately five times that many of unproved reserves. And we have publicly stated that we believe our reserve base will increase by roughly a third in the next 18 months so that we end 2010 with roughly 16 trillion cubic feet of natural gas equivalent reserves on a proved basis.

Those of you who like to think in terms of barrels of oil, that would be about 2.6 billion barrels of oil equivalent. And we also have the largest inventory of land and seismic in the country; about 15 million acres of leasehold, and 22 million acres of three-dimensional seismic.

Let's take a look at where we were five years ago. Five years ago, this company had come a long ways. Ten years ago, we were not even a top 20 producer in the country and by five years, we had moved up to number 11. We were the fifth largest independent producer. And, I just assume everybody knows what an independent is, but in case you don't, remember, an independent is simply a company that's not a major or a utility.

All an independent does is goes out and look for and produces natural gas or oil. We don't market it. We don't refine it. We don't typically transport it very much, either. And you can see the list is dominated by large companies. BP, Chevron, Texaco, and Exxon were the three largest producers.

So, let's fast-forward to where we are today. We trail only British Petroleum by the slimmest of margins that I talked about. And you can begin to see the rise of the independents behind us, Anadarko, Devon, XTO, and EnCana. And the majors -- remember Chevron and Exxon were two of the top three producers five years ago, today have dropped down to be near the bottom of the top ten.

And what this is a result of is that the independent industry in the US has been the backbone -- the foundation of natural gas production growth in the last five years as a result of our early recognition and development of new drilling and completion technologies applied to shales. And as we go forward, we expect our company to, again, ascend to the number one position in the industry.

And we do expect spirited competition from our other independents, of whom I'm very proud because we have done something together, collectively as an industry, that nobody else has done in the world, which is we figured out how to reinvent the industry around these new shales. And now, we can begin to talk about energy and environmental challenges with the notion of having abundant natural gas resources rather than scarce national resources. And it can begin to change the way we think about virtually every problem, every challenge that this nation faces.

So, how did we do in 2008? Well, we actually did pretty well. Our production growth was up 18%. Our proved reserves were up 11%. Operating cash flow was up 12%. The news was too good for our IT department to handle. Let's see. I'll continue to talk, and I'm sure they'll recover here in just a second. But -- and I think our cash flow is up 12%. I don't recall what -- well, here. I think you all have slideshows. I might just -- I've got a lot of help here on the front row. Thank you, ma'am.

Our net income was up 25%. Well, you say, so far, so good. But on the other hand, our stock price declined by 59%. So, how do you account for that? How is it that a company that grows its production, its proved reserves, its cash flow, and its net income by double digits, but its shareholders are rewarded with a 59% decline in stock price?

Well, it's obviously evident that there are other factors that go in -- thank you. There are other factors that go in to the -- other factors that go into a stock price. And obviously last year, just to give you a -- remember a little bit of history, our stock opened at around $34.00 or $35.00 per share in January; it doubled by June 30.

So the first half of the year we delivered a 100% return to our shareholders. And then after that, as nobody in this room needs to be reminded, the world fell apart. Natural gas prices declined by some 75% from $13.00 per Mcf to today, we're down to about $3.50 per Mcf of natural gas. The country entered its worst recession in 50 years. And so -- there are only so many things a management team can do.

I'm responsible, ultimately, for those things above this black line. That's what I can do. I and the rest of this management team can impact what our production is, what our proved reserves are, what our net income is, and cash flow are. What I can't have any impact on, whatsoever, is what happens in the world around us -- what the stock price does.

Now, my view of the future going forward is my guess is in 2010, we're likely to have a huge year in the stock market, as I think gas prices will recover, reacting from the lows of gas prices this year. Well, will we -- will our numbers above the line keep track with the stock price performance in 2010? Probably not. In fact, in 2009 we opened the year at $16.00 a share.

We already have delivered a 50% increase in shareholder value just from January 1 of this year. But, have we generated 50% increases in those measurements above the line? Obviously, the answer is no. We're off to a great start this year. I just need you to keep in mind that the performance of this company is linear. It goes up, generally, every year in terms of the things that we can control. The stock price is going to go up and down, depending on a lot of factors that are way outside of management's control.

What else did we do in 2008? Well, first of all, we announced the discovery of the Haynesville Shale. This is a shale play in northern Louisiana. It will become, in our opinion, one of the top ten largest natural gas fields in the world; certainly, we think it will be one of the top two largest in the United States.

We also solidified our position in the Marcellus shale, which we believe, ultimately, will overtake the Haynesville Shale and become the largest gas field in the US. So if you just step back for a second and say, when is the last time a company ended up finding or confirming the two largest gas field discoveries in the history of the United States in one year? It's never happened before; and so, were two very, very significant events.

We also solidified our position in the Fayetteville shale and in the Barnett Shale. We secured advantageous joint venture arrangements. We didn't just go out and buy acreage in these plays. We went out and bought acreage in these plays; brought partners in who gave us our money back.

In these four plays, and I'll show you a little bit more in a minute, we spent about $8.6 billion to acquire leaseholds in these plays. We sold roughly 25% off across all plays on average, and received cash and drilling carries for $8.6 billion. So, again, your company has the number one position in the top four plays in the country with no cost basis after you take account our drilling carries.

We also raised almost $5 billion in the public securities markets -- in the debt markets and the equity markets, in the first half of the year before the markets crashed. Our timing was excellent. You can imagine today if we hadn’t sold stock at $57.00 a share in July but had instead waited to sell stock at $10.00 or $15.00 or $20.00 a share, how much more painful that would have been to shareholders.

In fact, we created value by going out and recognizing there was a market top mid-year last year, and we took advantage of it. And finally, our hedging program remains the best in the industry. Since we've started this program about six years ago, we have created about $4 billion in value. In fact, in the first half -- the first quarter, rather, of 2009, we generated profits of $500 million alone from our hedging program.

Let's burrow in a little bit and think more about these joint ventures. We were early to recognize that shale gas would become the biggest game changer in the modern history of this industry. And when the history of this part of the industry is written over the next few decades, the years of 2005 to 2009 will go down as, in my opinion, the most important, defining four years in the modern history of the natural gas business.

It's when a handful of companies, of which Chesapeake was one, went out and re-discovered how you find natural gas in the country, and the consequence of which natural gas prices are the most affordable they've been in seven years. And, we now have growing amounts of natural gas. And if you want to have transportation that takes you around and doesn't pollute and doesn't require foreign oil and creates American jobs, then natural gas is the answer.

If you don't like to pollute through coal emissions when you burn electricity, then you want to turn to natural gas to make your electricity. So, what did we do? I mentioned we spent $8.6 billion. We went out and found three great partners in three of these plays. In the Fayetteville, we found British Petroleum. In the Haynesville, we found Plains. And in the Marcellus, we found Statoil. They agreed to reimburse us 100% of our costs in these plays and we retain, on average, 75% of these assets.

Let's look at little bit more about the financial impact. Not only did we do the three joint ventures, we also sold our assets in a play called the Woodford in southeastern Oklahoma that we did not think was competitive with our other shale plays. We sold that to British Petroleum for a very substantial profit. So, I mentioned the $8.6 billion of proceeds from the shale plays; here, we've added the $1.7 billion from the BP trade.

If you just say, what is it that you have left? It's $25 billion -- almost $26 billion, of value in the remaining shale plays. So, it's not that we went out and bought plays and sold them in their entirety, we kept a significant majority of those plays. And so today, does the stock price reflect this? Of course not. We created $40.00 per share of shareholder value through that and retained $25 billion of retained value. It's there today; you can't see it, but it is there, and it will be recognized over time.

Speaking of technology; we're going to upgrade. Okay. So now, let's take a look at our finding costs. In fact, I'd like to go back one slide, if I could. There's some additional benefits to the 2008 shale plays. It's not just the financial benefits that I talked about before.

One of the things that I haven't mentioned is that those carries, which today are about $4 billion in size, come to us during a time when the cost of drilling a well is down somewhere between 15% and 25%. So we think over time that $4 billion of carries will function like $5 billion or $6 billion.

Now, a carry simply means that somebody else is paying our bills. We go out and drill wells; rather than we pay the bills ourselves, they pay them on our behalf. It's tax efficient for us, it's tax for them and it relieves them of the upfront burden of having to write a check. And those checks were burdensome in the beginning; over $4 billion of cash that we received.

In addition, on all of these plays going forward we have the opportunity for our partners to carry us in some additional leasehold acquisitions. And also, I think, we have upgraded the company reputationally. We've never had a partnership with a major company like today we have with BP, and also with Statoil. I'd like to mention that Statoil and Chesapeake today have the first worldwide joint venture on a 50/50 basis that is scheduled to look for new shale gas reserves around the world.

We think that they have the commercial skills to operate -- to put us in various countries around the world. And, we think we have the technological skills -- the petro-physical skills, to look for shales around the world. And I think this is one of the most encouraging things in the world today.

There's lots of things to be discouraged about today, but I'm optimistic about the future of our world economy as we begin to transition away from an oil-based worldwide economy to a gas-based economy and to do that, we have to find more shale gas. And I think we will do that, and I think your company will help lead the way.

Okay. A quick glance at our finding costs. Basically, if you take a look at our -- what it costs us to find natural gas, it's about $2.00, in most of our plays -- $2.00 per Mcf. However, because of the carries in our shale plays, we'll only spend about $0.75 per Mcf there. If you add that all together, we'll only spend about $1.25 per Mcf to find gas.

And today, with gas prices at $3.50, we can scratch our way around when most companies will not be making money at a time like this. But in 2010 and 2011 when gas prices recover, we'll have a formidable advantage, as we'll have the lowest finding costs in the industry, and probably the highest returns on investment, as well.

So, let's talk more about the location of our properties. Your company is, as I mentioned, the largest gas producer among independents; second largest in the country. But all of our assets are onshore in the US, and this is for a reason. We feel like we have no skill level offshore. We don't like the risks of being overseas.

And, we also have never liked being in the Rocky Mountains for environmental reasons, and also for gas price reasons. I think one of the biggest changes that's occurring today is the change of the slope of the finding cost curve in the industry. A few years ago, most every company had about the same type of asset base. Your worst assets were not that much worse than your best assets.

What's happened with the shale plays is they dramatically increase the value and the quality of the very best assets that a company can own. At the same time, many of our conventional assets become more and more tired over time, and their costs go up. And so as this curve shifts, or as it pivots, it benefits those companies that were forward-thinking and went out and acquired assets in the very best shale plays.

And so, these four green spheres or balls here represent our position in these four big shale plays, and also is a reminder how important it is as a company to have your best plays -- your biggest plays, down here in the lower left hand column of a graph like this that demonstrates, these are your best plays -- these are your lowest-cost plays. And, it's those higher finding cost plays over time that are going to keep gas prices at a reasonably high price and allow us to extract, we think, some very high returns from our shale plays.

Just a quick breeze through a couple of our areas -- Haynesville Shale is a 3 million acre play in northwestern Louisiana and eastern Texas. We discovered this in 2006. Today we have around mid-20s -- about 24 or 25 rigs and we'll be taking that rig count up to around 40 rigs over the next couple of years. Again, remind you that we have a very fine partner here, PXP, Plains Exploration & Production, that owns about 20%.

The Marcellus Shale is five times larger than the Haynesville. So remember today the largest gas field in the United States is the Barnett Shale centered around Fort Worth, Texas. And we've predicted that the Haynesville Shale, which I just showed you, will by 2015 supplant the Barnett as the biggest shale play or biggest gas producer in the country.

We further think that by 2020, the Marcellus play will likely eclipse both the Barnett and the Haynesville. The greatest advantage to this play, in addition to its sheer size, is the fact of where it's located. It basically is located on top or very near where about 20% of the US population lives. The best gas prices in the country are generated in this area, and our highest returns among our four shale plays are generated from the Marcellus. I haven't pointed out, but I'm sure it's obvious to you, the yellow represents our acreage here, about 1.8 million acres with Statoil, about 1.3 million acres net to us.

The Barnett Shale, in the middle of Tarrant County, is Fort Worth. And so, you can see we dominate Tarrant County. That's good because that's where the best Barnett shale rock exists. Johnson County is to the south. That's where we started. We are producing about 700 million cubic feet of gas per day on a net basis, and about 1 billion cubic feet of gas per day on a gross basis. So, we represent about 20% of all the production in this area. And this one area we product about 1.6% of all the nation's natural gas from just two counties here in a play that we had no interest in five years ago.

The Fayetteville is our final shale play that I wanted to highlight for you. This is in central Arkansas. We didn't discover this play, but we heard about it, and were the second company in. And, as you can see, we did a great job of acquiring a large block of leasehold here. This is what we brought British Petroleum in on. And that activity is continuing to go nicely. We are drilling with about 20 rigs in this area. And as a consequence of BP requesting that we only run 20 rigs, we will stay there pretty much indefinitely going forward.

Okay. Gas prices. I've mentioned gas prices; they've certainly been a challenge for the industry. Those of you who may not follow the industry overall, you should know that the drilling rig count in September of 2008 reached a modern high, a high not -- more than a 20-year peak in the amount of rigs used to drill new natural gas wells. Today, we have fallen in the following nine months to levels not seen since 2002. The industry has never dismantled itself faster than the industry has in the last nine months.

And this will set the stage for the inevitable rebound in gas prices. We think we're going through a bottoming process today, and will start heading up in the Fall. But you can see how closely correlated our stock price is with gas prices. So, while some of you here may not have done well with your stock holdings in the second half of 2009 -- I'm one of those that did not do well -- the reason isn't because your company failed to perform in the second half of 2009.

What happened was an unprecedented collapse in natural gas prices that was brought about by factors beyond your control, beyond my control, beyond this company's control. And you can see them right here absolutely linked to natural gas prices.

Now, the good news is that the blue is our stock price; red is gas price. Since January of 2009, we've begun to outperform natural gas prices. And so, people have begun to become comfortable with natural gas prices. They're not going to go to zero. They have become more focused on, what's the company's strategy? What's our execution of it? What are our financial resources? And what does the future hold?

And, you can begin to see that we've finally begun to be able to escape the gravitational pull of natural gas prices. The good news is, when gas prices start to go back up and I show you this slide a year from now, you'll see that gas prices, just as they pull this down, will push us up; there's no doubt about it.

Again, I expect that not everybody here is as happy as we might wish you were about the company's performance. But, I would like to remind you over the past ten years, of the hundreds of S&P companies that exist out there -- there are 500 S&P companies, your company has delivered the 12th best performance among all S&P 500 companies in America in the past ten years, with a return of 813%.

I might remind you, also, that we went public in 1993 at a stock price of $1.33. So, while this company has had its ups and downs along the way, we have consistently delivered shareholder value over long periods of time and we will continue that in the years ahead.

So, I'll finish up with just reminding you that we've got great assets, that we have wonderful employees, some of which are here or their management team is represented today. The innovative shale joint ventures have created $40.00 a share; it's a value. We believe it's latent, it's there, and it's only waiting for a time when the natural gas price recovery allows it to be seen by investors.

Our balance sheet is in good shape. We've hedged an enormous amount of gas. Again, we've made $4 billion from hedging; I'm quite certain that's the best in the industry. We have a very attractive valuation. And, we're still -- we are still growing strong, and we are still going strong.

So, with that, I think I'll ask for the -- let's see, for the lights to come back up. And I am certain that somebody out there wants to be first. So, who would like to be first? Yes, sir?

+++ q-and-a
Rob Braver: (inaudible question - microphone inaccessible)

Aubrey McClendon: That's a great question. It's something that I spend a fair amount of my spare time on. Oh, I'm sorry. Thanks. Yes, repeat the question. The question is basically when will the country begin to enjoy the benefits of this natural gas abundance that we have found? When will we begin to be able to use it in our cars?

It's probably the most frustrating part of my existence today, because I've never been in a position where the problems that I see, that we all see, we export $0.5 trillion of national wealth every year to other countries, many of which are our declared enemies. We're on both sides of the war on terror; we're fighting it, and we're funding it. That's got to stop. And the way to do that is to use an American fuel, not a foreign fuel.

The way to do that is to begin to convert cars to natural gas. So, I'll come back to that in a minute. It's an enormous frustration for me that we can't see how to so easily make that transition. In fact, General Motors today makes 12 models of cars around the world that come out of the factory ready to run on natural gas; in the United States, they make zero.

There's only one company that makes a manufactured car in this country that comes off the assembly line ready to run on natural gas, and that's Honda. They make 1,000 a year, and Chesapeake bought 10% of their production run last year and we're going to buy more in 2009 and 2010.

The next thing we could do with that abundance of natural gas is we could meet of all our greenhouse gas emissions standards or our goals by 2020, without having to go through all of the brain damage that's going to happen as a result of this Markey-Waxman Cap & Trade Bill. If we would just recognize that we can begin to slowly transition the generation of electricity away from coal and towards natural gas.

If we begin to do that, then we don't have to impose the burdens, the taxation, the cost burdens, the regulatory burdens, on the economy of having these Cap & Trade bills out there. So, those are the two biggest advantages that gas can bring.

How do we make it happen? This industry for a long time has only focused on trying to get legislators to let us drill in restricted areas or if we talk about taxation. We talk about all kinds of issues, but we've never talked about demand growth. And one of my goals, and I think I've been reasonably successful at it, is that the industry has now formed a new organization called ANGA, American Natural Gas Alliance.

And collectively, that's the 25 largest independent producers of natural gas in the country. And we've come together and said, we're going to raise $100 million a year by taxing ourselves for our own production, and use that $100 million a year to begin to influence policy in the United States, and begin to educate people that there is an abundance of natural gas. And once you recognize that gas is abundant, not scarce, you can begin to address some of these issues that I've talked about.

So, the last five years of my life I've spent focused almost exclusively on locating these assets and acquiring the leasehold, getting them funded. The next phase of a very important part of my life here at Chesapeake is to continue to try and drive home that message of abundance so that this country can begin to address many problems that we have, and do it in an American way and stop exporting so much capital overseas and stuff, and regain our lead in the environmental movement, as well. So thanks very much for the question.

Other thoughts? Yes, sir?

Don Hase: I always have something to say.

Aubrey McClendon: I'm always glad to see you, sir.

Don Hase: Sometimes. I'm Don Hase from Arlington, Texas, just an individual shareholder. I have two questions. Did the Markey-Waxman proposed legislation about fracing chemicals, how is that going to affect us if it goes through?

Aubrey McClendon: Okay.

Don Hase: My other question is, would you address drilling rigs in a little more detail, such as how many we own, how many may be idle, and what that costs us, please?

Aubrey McClendon: Sure. That's a good question. The question about drilling rigs is that we have -- Steve, can Steve help me? We have about 85 rigs.

Steve Miller: 89.

Aubrey McClendon: 89 rigs, of which I believe eight are stacked, which is they're not being used. Four of those are shallow rigs, as I understand it, back in Appalachia for which there is simply no work right now. And then, four of our larger rigs that basically have been drilling in northwestern Oklahoma where gas prices are not high enough to justify their continued activity levels. It's my understanding that it costs us about $500 a day to just have a rig and not use it. The great -- pardon me?

Don Hase: Per rig?

Aubrey McClendon: Per rig, right. Now, the great news is our utilization rate then is about 90%. And as I look across the rest of the industry, the average rig utilization rate is somewhere around 30%. So this drives home the value of owning our own rigs, that if you're an employee of a drilling company, you have learned in the last six months for sure that if you want a good, well-paying job and job security, then Chesapeake is the company that you want to work for.

I'm sorry. That first part -- your first question?

Don Hase: Fracing...

Aubrey McClendon: Oh, okay. Sorry. Sure. Yes. Sure, sure, sure. Representative Waxman from California and Markey from Massachusetts, they have not -- they're not the ones that have introduced a hydraulic fracturing bill. Three other Representatives have. But nevertheless, there have been several conversations about it; there has been one bill.

And it's not clear yet what will happen, but basically any move -- legislative move, that restricts the use of hydraulic fracturing or make it more expensive will simply drive up the price of natural gas. It's simply a matter of if you take supply away, and you will take supply away if you can't frac a well, then you're going to impact the price of natural gas.

So, what we're trying to do legislatively is try and drive home the point that what you should be against is carbon-heavy fuels. Let's be against foreign oil. Let's be against carbon-heavy coal and let's see what we can do to actually generate better and bigger reserves of natural gas.

And what happens is sometimes in Congress you have people who are reflexively against fossil fuels. It's a bad name. Whoever came up for the name of fossil fuels, they really made a mistake. And so, what we're trying to do is separate natural gas from oil and coal, and lump natural gas with low-carbon fuels such as wind and solar, and say, here are the true alternative fuels over here, and let's begin to transition away from these carbon-heavy fuels going forward.

So right now, I doubt that it becomes a law because I think as smarter people and more people begin to think about, who's the real villain here it's not natural gas; it's these other fuels. And I think that at the end of the day we may see some more regulation, but that's okay. And if it's modest -- frac jobs, first of all, are regulated today by all states in which we operate, so it's not like we're out there doing whatever we want. But it's something that we keep our eyes on and have an active Washington DC presence as a result.

Okay. Other questions?

Jan Fersing: Good morning, Mr. McClendon. My name is Jan Fersing, and I'm a shareholder from Fort Worth. And I supported all of the shareholder proposals today. I have some prepared remarks. And my remarks are entitled “Uncertainty is Not Uncertain Anymore or Perhaps, Risk Isn't Risky Anymore, at least for Aubrey McClendon”. I've held Chesapeake shares for four years, and this my third annual meeting. And, it's also my last annual meeting since I will sell my stock when I return to Fort Worth.

With natural gas prices rising sharply in recent years, many companies including Chesapeake, saw their profits and stock prices soar, at least partly because of new discoveries of the shale natural gas deposits in Texas and elsewhere, and combined with new technologies that permitted successful discovery of petroleum deposits. Much of the risk connected with what used to be called wildcat drilling was taken away. And finally, better horizontal drilling processes and fracturing techniques were developed to unlock and release the gas deposits.

As a result, gas production companies, like Chesapeake now, rightly brag about their drilling success rates exceeding 95%. These new discoveries and drilling technologies successfully increased our natural gas supplies. And the US requirement for clean air and more energy expanded our markets. It was well-publicized, any people could see it coming and so, I became an investor in several natural gas producers and other associated industry companies.

But in the process of all this success, it became apparently very easy for top executives like yourself to think that all these rising stock prices were a direct result of decisions by you and actions taken at your direction, and you thought you were on an escalator going up -- going up to the sky. Betting on natural gas became almost a sure thing. Everything was going up, and you thought it was because of your good management.

But, along came supply and demand, as you've spoken about this morning and a CEO of an individual gas company has never been able to control supply and demand. And supply and demand always controls the price of gas. Mr. McClendon, you became so enamored with your own success that your greed and your ego took over, and you bet the farm that your success would continue.

So, your $2 billion fortune was not enough; you wanted more. But this time your hand got stuck in the cookie jar, and you couldn't let go until your own cookies were taken in the process. And after your embarrassing losses, but with a carefully picked and extremely well compensated Board of Directors, Chesapeake shareholder funds were partially used to cover your losses.

This seems to be a clear violation of your proposal number three, the long-term Incentive Plan, whose goal is to align your interests with those of shareholders. We essentially covered part of your bet, but our interest, I don't believe, was served in the process.

The abuse of corporate responsibilities were endorsed by this Board of Directors who ignored their own corporate responsibilities. Instead of shareholder interest, they corrupted the process and represented their own interest. This lack of ethics, in my opinion, has a chilling effect on both potential and existing shareholders like me, whose investments were fashioned the old-fashioned way; we earned it.

And it's especially disappointing to me, since Chesapeake has two former elected officials on its Board whose experience in the political arena representing individual citizens and voters has all been forgotten by these actions.

Finally, Mr. McClendon, your company prides itself on transparency. That's a recent quote attributed to you and yet, shareholders are still not informed of your investment and your income and the 2.5% Founder's Royalty Program. I first asked you about that three years ago. It's clearly an important part of your compensation, but where is the transparency?

My few shares won't make a difference, but I hope my remarks this morning will resonate with the investing community and with elected officials in Washington whose actions could make a difference. And, of course, you'll blame the government, but I think you and Wall Street have brought it on yourselves.

On the other hand, my congratulations and my sympathies to Mr. Marcus Rowland, your Chief Financial Officer, who has certainly earned his high pay by keeping the Chesapeake ship afloat this past year; keeping all the financial balls in the air while he sticks his fingers in the holes in a dike is a masterful performance, and unfortunately, it will not end soon. Thank you.

Aubrey McClendon: Okay. I appreciate that, and I'll try to respond to it. I do want to make sure I've got your name. Your first name is Jan, and your second name, last name -- ?

Jan Fersing: Fersing. F-e-r-s-i-n-g.

Aubrey McClendon: Fersing. Okay. First of all, I'm very fond of Mr. Rowland, as well. And he did a great a job and has done a great job since he's been CFO here. So, I appreciate the public acknowledgement of Marc's activities.

I'm sorry you have such a dim view of my capabilities and my talents and my contributions. I'll try and address a couple of the things you said.

One of the things is that you said that I didn't deserve any of what I had. I didn't earn any of it. I would like for you to remember, sir, that I did experience a substantial loss in the second half of 2009. My loss was about $500 million of cost. I spent $185 million buying stock directly from the company over the past five years.

I'm quite confident, sir, that there's not another CEO in the industry or in the country who has ever spent $185 million buying stock directly from his company, so the company could use that money to go out and explore for and find natural gas. In addition, I spent another $315 million in the open market buying stock, again, an amount that I don't believe any other CEO has spent buying stock in their own company.

Why did I do that? Well, you tell me it's because of my greed and my ego. I differ. I did it because I believe in what I do for a living; I create value. I started this company with a $50,000 investment, with my friend Tom Ward,20 years ago. We had 10 employees. We had about 3,000 square feet of space. Today, we employ 8,000 people directly. We employ another 50,000 people indirectly.

We have 400,000 shareholders. A certain number of them are not happy today, but it's a relatively small number, as you can see from the large percentages of people who re-elected our Directors. I've worked 100 hours a week, at least, since 1989 building this company. I've sacrificed a lot to do that. I sacrificed $500 million that I lost last Fall as a result, not because of bad decisions, but because of things beyond my control in this country's economy and with regards specifically to natural gas prices.

So, I'm sorry that you find me as egocentric and greedy. But, I'll tell you there's not a harder working guy out there who thinks every day about how to create shareholder value. And, I'm dedicated to that. I've been dedicated to it for 20 years. And as long as this Board is willing to employ me, that's what I'll be dedicated to for the next 20 years. And I'm sorry that you're going to sell your shares of stock.

I'm sorry that there was nothing that we could say here that would change your opinion. I'm sure you'll do well with whatever else that you invest your money in. But I want you to know that you do not properly characterize my past, my present, or my future by your prepared statements today. And so, I would respectfully disagree with virtually everything that you said, with the exception of the compliment that you gave to my CFO, Marc Rowland.

(Applause)

Bob Rader: Thank you, Mr. Chairman. My name is Bob Rader. I am a stockbroker here in Oklahoma City with Capital West Securities. I've been here for a long time. Here is a little bit of my background with Chesapeake. My wife and I started investing in Chesapeake slightly after the first offer. And over the years, we have been on balance buyers of stock good times, bad times, because the one thing I learned in my business, and I've been in the securities business -- I won't tell you how many.

It’s been 49 years now -- a long time. But the one thing that I did learn is in investments, the one thing that you bet on, you bet on the rider of the horse, not the horse itself. The horse itself has had a -- we've had the toughest economic times in America that I've experienced in my time in business, and that's been a long time.

Chesapeake has been very, very good to me and my family. Why? Because I've got stock high. I've got stock low. I believed in the family; I've seen the company move forward. And allowed this because what has happened is how many times in this last year have there been companies that have folded, big financial institutions that have folded, because they did not have the wherewithal and the guts and the ability to go out and make financial deals, whereas maybe the equity markets you can sell anything.

Yet, they were able to go out and sell long-term debt to pay off short-term debt at a higher interest rate. They were able to go and buy those full pieces that are the largest natural gas plays in the United States. They were able to go -- and they could have just as easy folded their tent and just said, I'm through. I've had it. I'm out of here, but they had the guts to stay.

What's it doing to the markets? Well, the markets recovered. You saw us back in the 20 range now. In fact, Judy and I, my wife, we decided last night we were going to buy some more this morning. I went by my office, entered an order. So I will buy your shares, sir. So all I'm here to say is I want to say thank you to all you guys, the Directors, the management team. And I will say this, I got a text a while ago sitting here from my granddaughter, who is being able to go to college as a sophomore because of what took place there.

So, the Rader family thanks you all.

Aubrey McClendon: Thank you, sir. I appreciate it, Mr. Rader. Thank you. Are there any other questions?

Rosalee Bridge: My story is rather repetitious, Mr. Chairman. I'm Rosalee Bridge from Edmond. And I'm just a little tiny stockholder that's very, very appreciative of all the things that Chesapeake has done for me and my granddaughter. I bought her a new car. I got her through college. I'm able to make a living comfortably. I guess maybe I didn't screw up like some of the people did. I did on some other stocks.

I want to thank you for all that you've done for the community. And I just want all of you to know that some of us really do understand the pitfalls of this stock market. And I just want to thank -- oh. I'm also a royalty owner in Kingfisher County, and I want to talk to whoever has my lease out there next week some time. So, if you'll contact me some time in the hall, I'll come see you next week because I want to drill a well out there. You have the lease.

Aubrey McClendon: I guarantee you that your speech has given you an audience with our Land department. We will make sure to follow up, Miss Bridge. Thank you. Other questions?

Gary Parsons: Not a question, but a comment. My name is Gary Parsons. I live in Oklahoma City. I'm also a long-time shareholder in the company. And I'll start by a remark my daddy used to make. The oil business is never easy, particularly so during the downturns. And we've had a pretty serious downturn, and obviously there are people that are unhappy. It's hard to stay focused when you see your assets falling, and that's, I guess, to be expected. But I'm here to also thank you, as a long-time shareholder, in your leadership.

And as somebody that's been a leader, I know how difficult it is sometimes to keep your focus and to not be affected by some of these things that are happening around you. And I think your decision and the decision of the management team to monetize some of these assets, and actually started on that well before this downturn, was simply brilliant and we probably wouldn't be where we're at today if that hadn't started.

And how you got some of these companies to go ahead and go through with their deal after the downturn started, I'm sure, was not easy. And so, I'm here to thank you for your leadership. And as somebody that's been a leader, don't worry too much about some of the negatives; they're going to come at times like this and this will pass. Thank you.

Aubrey McClendon: I appreciate that very much. I have learned over time that a short memory and a thick skin will do you quite well in this position. Okay. I don't want to impose on people's time too much. Maybe if there's one other, we can take that. And then the Board has work to do, and I'm sure you all have things you need to do, as well.

Ralph Eads: Hi. My name is Ralph Eads. I'm a long-time shareholder of the company. Virtually everybody in my family owns the stock. It's been, for like some of the other folks here, transformative for me. I am a long-time professional in the oil and gas business; I know a lot about the industry, and I know a lot about this company. And I'll just say it is the finest company, and Aubrey is the finest CEO.

And I'm here today -- I made the trip from Houston, to thank the Board for the compensation arrangement they did with Aubrey. It kept him -- it will keep him in the saddle for the next five years and that will make everybody in the room and all the shareholders a lot of money. So, I know it was a difficult decision for you guys and controversial, but I want to tell you I appreciate it a lot. Thank you.

Aubrey McClendon: Thank you. Thank you again for your attendance. I look forward to seeing you next year under, I'm certain, different circumstances and happier circumstances. Thank you very much.